As filed with the Securities and Exchange Commission on February 29, 2012
Registration No.: 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0450450
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

15550 Lightwave Drive, Suite 300, Clearwater, FL	33760
(Address of Principal Executive Offices)	(Zip Code)

2010 Equity Incentive Plan
(Full title of the plan)

Mr. Wallace Ruiz Chief Financial Officer Inuvo, Inc. 15550 Lightwave Drive, Suite 300 Clearwater, FL 33760
(Name and address of agent for service)

(727) 324-0046
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share	2,685,945	$0.94	$2,524,788	$289.34

(1)           To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Inuvo, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the NYSE Amex on February 24, 2012.

EXPLANATORY NOTE

This registration statement on Form S-8 of Inuvo, Inc. relating to 2,685,945 shares of common stock, par value $0.001 per share, issuable under  the Inuvo, Inc. 2010 Equity Incentive Plan (the “Plan”), which common stock is in addition to the 700,000 shares (taking into account a 1-for-10 reverse stock split on December 10, 2010) of common stock registered by us on a registration statement on Form S-8, filed with the Securities and Exchange Commission on September 2, 2010 (File No. 333-169158) (the “Prior Registration Statement”).

The Plan contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the Plan will automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2011, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 1,500,000 shares of common stock. As a result of the evergreen formula, on January 1, 2011 the number of shares reserved under the Plan increased to 785,588 shares and on January 1, 2012 the number of shares reserved under the Plan increased to 885,945 shares.  In addition, on November 9, 2011 our Board of directors approved, subject to stockholder approval, an amendment to the Plan increasing the number of shares of our common stock reserved for issuance under the plan by an additional 2,500,000 shares and amending the maximum annual increase under the evergreen formula to 250,000 shares.  On February 29, 2012 our stockholders approved the increase.

This registration statement relates to the same class as those to which the Prior Registration Statement relates and is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities.  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of shares of common stock under the Plan and except as otherwise set forth in this registration statement, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.           Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed on March 30, 2011) (File No. 0-30428).

2.           Reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2010.

3.           The description of our common stock that is contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 28, 2005, as amended on February 29, 2008 (File No. 1-32442) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 8.   EXHIBITS.

Exhibit No.	Description
4.1
Articles of Incorporation, as amended (incorporated by reference and filed as an exhibit to Inuvo’s Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 1, 2004).

4.2
Certificate of Amendment to Articles of Incorporation, as amended (incorporated by reference and filed as an exhibit to Inuvo’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 31, 2006).

4.3
Articles of Merger between Inuvo, Inc. and Kowabunga! Inc. (incorporated by reference and filed as an exhibit to Inuvo’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2009).

4.4	Certificate of Change Filed Pursuant to NRS 78.209 (incorporated by reference to Inuvo’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 30, 2010).
4.5	Amended and Restated By-Laws (incorporated by reference to Inuvo’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission on April 30, 2010).
5.1	Opinion of Schneider Weinberger LLP *
23.1	Consent of Kirkland, Russ, Murphy & Tapp, P.A.*
23.2	Consent of Mayer Hoffman McCann P.C.*
23.3	Consent of Schneider Weinberger LLP (included in Exhibit 5.1 hereof)*
99.1	Inuvo, Inc. 2010 Equity Compensation Plan (incorporated by reference to Inuvo’s definitive proxy statement on Schedule 14A as filed on April 30, 2010).
99.2	Amendment No. 1 to the Inuvo, Inc. 2010 Equity Compensation Plan*

*           Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on February 29, 2012.

Inuvo, Inc.

By:	/s/ Richard K. Howe
Richard K. Howe
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Howe	Chief Executive Officer, director, principal executive officer	February 29, 2012
Richard K. Howe

/s/ Wallace D. Ruiz	Chief Financial Officer, principal financial and accounting officer	February 29, 2012
Wallace D. Ruiz

/s/ Charles Pope	Director	February 29, 2012
Charles Pope

/s/ Charles D. Morgan	Director	February 29, 2012
Charles D. Morgan

The foregoing represents a majority of the Board of Directors.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Schneider Weinberger LLP
23.1	Consent of Kirkland, Russ, Murphy & Tapp, P.A.
23.2	Consent of Mayer Hoffman McCann P.C.
23.3	Consent of Schneider Weinberger LLP (included in Exhibit 5.1 hereof)
99.2	Amendment No. 1 to the Inuvo, Inc. 2010 Equity Compensation Plan